FOR IMMEDIATE RELEASE
METALICO BUYS FURLOW’S NORTH EAST AUTO

CRANFORD, NJ, December 20, 2013 – Metalico, Inc. (NYSE MKT: MEA) has agreed to acquire the assets of Furlow’s North East Auto, Inc., an automotive salvage and parts provider in North East, Pennsylvania. Terms were not disclosed.

The transaction includes Furlow’s junk car and parts inventory and real estate at 10224 West Main Road in North East, located in northwestern Pennsylvania near Erie. The site will be operated by Metalico’s Goodman Services, Inc. subsidiary based in Bradford. Furlow’s President Tim Furlow will stay on with Metalico.

Metalico plans to grow the facility’s salvage car buying capabilities and continue its “pick-and-pull” auto parts business while taking advantage of additional access to scrap metal to feed its shredder in Buffalo, New York. Metalico is also aggressively looking at other properties in the auto salvage industry in Western New York and northwestern Pennsylvania to support its shredding operations.

Metalico, Inc. is a holding company with operations in Ferrous and Non-Ferrous Scrap Metal Recycling and Fabrication of Lead-Based Products. The Company operates scrap recycling and lead fabricating facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, Mississippi, Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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